UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 9, 2009

BASELINE OIL & GAS CORP.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-51888	30-0226902
State of Incorporation	Commission File Number	IRS Employer I.D. Number

411 North Sam Houston Parkway East, Suite 300, Houston, Texas 77060

Address of principal executive offices

Registrant’s telephone number: (281) 591-6100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Termination Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On May 9, 2009, Baseline Oil & Gas Corp. (“we”, “us” or “the Company”) incurred an Event of Default under that Indenture dated October 1, 2007, as amended by that First Amended and Restarted Indenture dated October 29, 2009 (the “Restated Indenture”) governing the Company’s outstanding 12 1/2% Senior Secured Notes due 2012 and 15% Senior Secured Notes due 2009 (collectively, the “Notes”).

The Restated Indenture required us to maintain a ratio of PV-10 (the sum of discounted future net cash flow discounted at a 10% discount rate of all categories of unrisked proved reserves from our recent reserve report covering our oil & gas properties) to our senior secured indebtedness (calculated as the outstanding principal amount of the Notes less cash and cash equivalents of the Company) above a defined minimum threshold, as determined as of June 30th and December 31st of any year, commencing with December 31, 2008. As of December 31, 2008, our ratio of PV-10 to senior secured indebtedness was determined to be 1.09, in breach of our obligation to maintain this ratio above 1.15 as of such date.

On April 9, 2009, we received notice of such breach from the Bank of New York Mellon, the trustee under the Restated Indenture. Because we could not remedy such covenant default within 30 days after our receipt of notice thereof, such default is an Event of Default under the Restated Indenture. As a result, holders of at least 25% of the aggregate outstanding principal amount of the Notes may declare the principal amount of all Notes, together with any accrued and unpaid interest thereon, immediately due and payable.

As previously disclosed by us in recent filings with the Commission, we have engaged a financial advisor to advise us on courses of action available to us, including, without limitation, available financing and capital restructuring alternatives, targeted cost reductions, the sale of assets and the sale or merger of the Company. If we are not able to successfully implement one or more of these strategies, or in order for us to implement one or more of these strategies, we may voluntarily seek protection under the U.S. Bankruptcy Code.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 12, 2009	Baseline Oil & Gas Corp.

	By:	/s/ Patrick H. McGarey
	Name:	Patrick H. McGarey
	Title:	Chief Financial Officer